UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 8, 2005

AMF BOWLING WORLDWIDE, INC.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	1-12131	13-3873272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8100 AMF Drive

Richmond, Virginia 23111

(804) 730-4000

(Address of Principal Executive Offices, including Zip Code)

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into Material Definitive Agreement.

AMF Bowling Worldwide, Inc. (the “Company”) has entered into a Second Amendment to Credit Agreement dated as of June 2, 2005, among Kingpin Intermediate Corp., the Company, the Lenders signatory thereto and Credit Suisse, Cayman Islands Branch, as Administrative Agent, amending that certain Credit Agreement dated as of February 27, 2004. The amendment became effective on June 8, 2005 and serves to: (i) add a synthetic letter of credit facility, which will allow the issuance of up to $20,000,000 of letters of credit denominated in U.S. Dollars and certain agreed foreign currencies, (ii) amend the definition of “Applicable Margin” therein to increase the interest rate margin applicable to all loans under the Credit Agreement in the event the interest applicable to the synthetic letter of credit facility is higher than the Applicable Margin for Eurocurrency Term B Loans (as defined in the Credit Agreement), (iii) add 1.00% prepayment premium on optional prepayments of the Term B Loans, if optional prepayments occur prior to the first anniversary of the amendment’s effective date and prior to such first anniversary, the lenders thereunder approve a reduction in the Applicable Margin as in effect on the effective date, (provided that no such prepayment premium will be payable upon a refinancing transaction under which the outstanding principal amount of the loans under the credit agreement are paid in full), (iv) amend certain definitions and covenants to permit certain business combinations, (v) amend certain of the existing financial covenants and add a minimum liquidity test with respect to certain capital expenditures and a net senior leverage ratio test and (vi) amend certain definitions relating to the requirement to make mandatory excess cash flow prepayments to, among other things, exclude certain adjustments and expenses resulting from certain corporate transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AMF BOWLING WORLDWIDE, INC.

/s/ Christoper F. Caesar
Christopher F. Caesar
Senior Vice President,
Chief Financial Officer and Treasurer

Date: June 14, 2005

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